UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Online Resources Corporation

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ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, Virginia 20151
October 29, 2009

Dear Stockholder:

On behalf of the Board of Directors and management, I cordially invite you to attend our 2009 Special Meeting of Stockholders to be held at 2:00 P.M. (EST) on Tuesday, November 24, 2009 at the Company’s headquarters, located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151. The attached notice of 2009 Special Meeting and proxy statement describe the business we will conduct at the meeting and provide information about Online Resources Corporation that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Matthew P. Lawlor
Chairman of the Board and
Chief Executive Officer

ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, Virginia 20151

NOTICE OF 2009 SPECIAL MEETING OF STOCKHOLDERS

The Stockholders of Online Resources Corporation:

Notice is hereby given that the 2009 Special Meeting of Stockholders (the “2009 Special Meeting” or the “meeting”) of Online Resources Corporation (“Online Resources”) will be held on Tuesday, November 24, 2009, at 2:00 P.M. (EDT) at Online Resources’ headquarters, located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151, for the purpose of amending Online Resources’ Amended and Restated 2005 Restricted Stock and Option Plan to (i) increase the number of shares reserved under the plan from 3.5 million to 4.3 million and (ii) to increase the number of permitted “full value awards” under the plan from 2.625 million to 3.425 million.

All stockholders are cordially invited to attend the 2009 Special Meeting in person. However, whether or not you plan to attend the meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the meeting. If you submit your proxy and then decide to attend the meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Stockholders of record at the close of business on October 19, 2009 (the “Record Date”) are the only stockholders entitled to notice of and to vote at the 2009 Special Meeting. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of our Secretary at 4795 Meadow Wood Lane, Chantilly, Virginia 20151.

In order to obtain directions to attend the 2009 Special Meeting in person, please call Beth Halloran, Senior Director, Corporate Communications, at 703-653-2248.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 24, 2009

Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to these proxy statement materials (which includes this proxy statement and a proxy card) both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of such materials on the Internet. The proxy statement and a proxy card are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Michael C. Bisignano
Vice President, General Counsel and Secretary
Dated October 29, 2009

YOUR VOTE IS EXTREMELY IMPORTANT

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy/voting instruction card. Please use the accompanying envelope, which requires no postage if mailed in the United States. Alternatively, if you own shares in “street name” through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the proxy/voting instruction form. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from that record holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED 2005  RESTRICTED STOCK AND OPTION PLAN TO (i) INCREASE THE NUMBER OF SHARES RESERVED UNDER THE PLAN FROM 3.5 MILLION TO 4.3 MILLION AND (ii) TO INCREASE THE NUMBER OF PERMITTED “FULL VALUE AWARDS” UNDER THE PLAN FROM 2.625 MILLION TO 3.425 MILLION UNDER PROPOSAL 1 ON THE PROXY CARD.

If you have any questions or need assistance in voting your shares of Online Resources Corporation’s common stock, please call Morrow & Co., LLC at (800) 607-0088.

ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, Virginia 20151

PROXY STATEMENT FOR ONLINE RESOURCES CORPORATION
2009 SPECIAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE 2009 SPECIAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because Online Resources Corporation’s Board of Directors (the “Board of Directors” or the “Board”) is soliciting your proxy to vote at the 2009 Special Meeting and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the 2009 Special Meeting.

On October 29, 2009, we began sending this proxy statement, the attached notice of special meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, you can find a copy of our 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the first and second quarters of 2009 on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.orcc.com.

Who Can Vote?

Only stockholders who owned Online Resources common stock at the close of business on October 19, 2009 (the “Record Date”) are entitled to vote at the 2009 Special Meeting. On the Record Date, there were 30,071,549 shares of Online Resources common stock outstanding and entitled to vote, and 75,000 shares of Series A-1 Preferred Stock outstanding, convertible into 4,621,570 shares of Online Resources common stock and entitled to vote on an as-converted basis.

You do not need to attend the 2009 Special Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any registered stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Online Resources common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the 2009 Special Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the 2009 Special Meeting. If you are a registered stockholder, that is your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will not be voted.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a legal proxy from the broker or other nominee and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a legal proxy from your broker. You will also need to sign a ballot in order to have your vote counted.

How Does the Board of Directors Recommend that I Vote on the Proposal?

The Board of Directors recommends that you vote “FOR” amending the Amended and Restated 2005 Restricted Stock and Option Plan to (i) increase the number of shares reserved under the plan from 3.5 million to 4.3 million and (ii) to increase the number of permitted “full value awards” under the plan from 2.625 million to 3.425 million.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above, only your latest Internet or telephone vote will be counted;

•	notifying Online Resources’ Secretary in writing before the 2009 Special Meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. You must also execute a new proxy card or ballot in order to revoke a previously voted proxy card.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” your shares will not be voted. For this reason, we encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire.

What Vote is Required to Approve the Proposal?

The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to amend the Amended and Restated 2005 Restricted Stock and Option Plan in the manner proposed. Abstentions will have the same effect as a vote against the proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Therefore, any shares not voted by a customer will be treated as a broker non-vote.

What Effect Do Withhold Votes, Abstentions and Broker Non-Votes Have on the Proposal?

At the Special Meeting, abstentions have the same effect as votes “AGAINST” the proposal. A broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as the proposal before the Special Meeting, absent instructions from the beneficial owners of such shares. Thus, if you do not give your broker specific instructions, your shares will not be voted on these matters.

We urge you to provide instructions to your broker so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card and returning your voting instruction card to your broker to ensure that your shares are voted on your behalf.

Is Voting Confidential?

We will keep all the proxy cards, ballots and voting tabulations private. We will only let our Inspectors of Election, Broadridge Financial Solutions (“Broadridge”), our proxy distributor, and Morrow & Co., LLC (“Morrow & Co.”), our proxy solicitor and distribution agent, examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies, including expenses in connection with preparing and mailing this proxy statement. Broadridge will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy materials to such beneficial owners, and we will reimburse Broadridge for the expenses. We have also retained Morrow & Co. for a fee of $7,500, plus reimbursement of out-of-pocket expenses, to assist our Board of Directors in the solicitation of the proxies. Our Directors and employees also may solicit proxies using the Internet, telephone, fax, email or in person. We will not pay our employees and Directors any additional compensation for these services.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our stock (including our Series A-1 Preferred Stock calculated on an as-converted common stock equivalent basis) entitled to vote at the Record Date is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Where Do I Attend the Meeting?

The 2009 Special Meeting will be held at 2:00 P.M. (EDT) on Tuesday, November 24, 2009 at our headquarters, located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151. When you arrive at our headquarters, signs will direct you to the appropriate meeting rooms. You need not attend the 2009 Special Meeting in order to vote. In order to obtain directions to attend the 2009 Special Meeting in person, please call Beth Halloran, Senior Director, Corporate Communications, at 703-653-2248. If you attend the 2009 Special Meeting and you are a registered stockholder, you may also submit your vote in person and any previous votes that you submitted by proxy will be superseded by the vote that you cast at the 2009 Special Meeting.

WHY ARE WE ASKING FOR AN INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE PLAN AND THE NUMBER OF PERMITTED “FULL VALUE AWARDS”?

We believe that our future success depends heavily on our ability to attract, motivate and retain high quality employees. Equity is a key component of our total compensation package and closely aligns these employees’ interests with those of our stockholders. Given market practices for compensation in the technology and financial technology industries where we compete, we need to be able to offer sufficient equity incentives in order to attract and retain management with the skills and experience critical to our success.

There are currently 3.5 million shares authorized under the Company’s Amended and Restated 2005 Restricted Stock and Option Plan (the “Amended and Restated 2005 Plan”), 2.625 million of which are permitted to be “full value awards” (awards other than options or stock appreciation rights). To date, we have granted performance-vested restricted stock units, time-vested restricted stock units and time-vested options representing 2.9 million of the authorized shares. The remaining 0.6 million authorized shares, of which 0.4 million may be “full value awards”, are not sufficient for us to continue our program of making the equity grants that we believe align management and stockholder interests.

The decline in our share price during the recent economic downturn caused us to grant more awards in 2009 than we had anticipated. As such, we are only requesting additional shares sufficient to meet our short-term needs. We would rather come back to stockholders in 2010, after more time has passed to better determine the potential impacts of any economic, market and business sector recovery, than ask stockholders to commit to additional dilution now. Additionally, we intend to make the following two changes to our equity compensation structure for 2010 to further minimize dilution and burn rate:

•	All Equity Grants to be Made as Restricted Stock Units. We ordinarily prefer to limit the number of “full value awards”, and typically grant a combination of restricted stock units and options. However, as our equity compensation is structured to meet dollar amount targets, using all restricted stock units for an interim period will allow us to reduce the number of share equivalents we issue to meet those targets.

•	Increased Performance-Based Grants. While annual equity incentive grants have always been entirely performance-based, we have typically issued the majority of our long-term equity incentive grants with time-based vesting. We intend to increase the performance-based portion of our 2010 long-term equity incentive grants to at least 50% of total grants so that they do not vest fully if the Company fails to meet fully three-year performance targets established by the Board of Directors.

The Board of Directors has approved, and recommends that the stockholders approve, an amendment to Section 5.1 of the Amended and Restated 2005 Plan to increase the number of shares reserved under the Amended and Restated 2005 Plan by 0.8 million shares, from 3.5 million to 4.3 million shares. The Board has also approved, and recommends that the stockholders approve, that the entire increase be permitted to be “full value awards” so that the Company has the near-term flexibility to minimize dilution to stockholders. We believe that stockholders should approve the requested share increase for the following reasons:

•	Our Compensation Philosophy Emphasizes Stock Ownership. We believe that stock ownership is a powerful tool to align the interests of managers with those of stockholders and we have established stock ownership guidelines for Directors, executive officers and senior managers to reflect this commitment.

•	A Meaningful Portion of Management Compensation is Performance Based. We tie a meaningful amount of management compensation to Company performance and we believe that equity compensation is a valuable tool for accomplishing this. For example, after considering options that only have value if our stock price increases, 56% of our Chief Executive Officer’s target 2008 compensation was at risk.

•	Our Management Compensation is the Lowest Among its Peer Group. A compensation analysis performed by Watson Wyatt in February 2009 concluded that among the Company’s peer group, our management group is the lowest, or in the bottom quartile, for each compensation element. In part, this low relative compensation has been enabled by the belief that our management has in the long-term potential value of the Company’s equity. If we could not continue to make reasonable equity grants, we would have to convert certain of our compensation elements to cash, likely at a higher value.

•	Compensation has Already been Adjusted to Reflect Market Conditions. In early 2009, we implemented 5% across the board pay cuts, reduced the value of our long-term equity incentive targets by an average of 25% and issued all equity grants at a 16% premium to fair market value, among other actions. In total, we reduced the 2009 compensation opportunity for our executive officers between 14% and 23%.

•	We Maintain a Stockholder-Friendly Equity Compensation Plan. We have aligned the provisions of our Plan with current stockholder expectations regarding administration and grant practices. Such stockholder-friendly features of the Amended and Restated 2005 Plan:

•	“Double-Trigger” for Acceleration of Vesting upon Change in Control. For grants made after December 31, 2009, participants’ employment will have to be terminated by the Company other than for cause, or by the employee for good reason, within 12 months of a change in control event in order for vesting of those equity grants to accelerate.

•	Prohibit the Reuse of Shares. Shares that are delivered to, or withheld by, us as payment for an award cannot be reissued under the Amended and Restated 2005 Plan. We have never engaged in such “liberal counting” practices.

•	Prohibit “Reload” Options. If a participant pays for any portion of the exercise price of, or related withholding tax on, a stock option by delivering option shares to us, the participant cannot be granted a new option equal to the number of option shares delivered. We have never made use of such reload options.

•	Prohibit Repricing or Discounted Awards. We do not allow, and have never allowed, equity awards to be repriced or awarded with exercise prices less than fair market value of our shares on the date of grant.

•	Require Minimum Vesting Periods. Time-vested equity awards vest over no less than three years, with exceptions provided for recruitment and retention incentives, retirements and other individual, non-routine situations.

•	Require Stockholder Approval for Material Plan Amendments. “Material plan amendments” would include increasing the benefits accruing to participants, increasing the number of securities available for issuance, modifying the requirements for Plan participation, allowing the Board to lapse or waive restrictions at its discretion, and any other modification that requires stockholder approval under the Internal Revenue Code.

•	Prohibit the Payment of Dividends on Unvested Performance-Based Awards. We do not believe that dividends or Dividend Equivalent Rights should be paid on equity awards that may never be earned.

•	Provide for Administration Solely by Independent Directors. For key officers and executives, the Amended and Restated 2005 Plan is administered by the Compensation and Management Development Committee. For non-employee directors, the Amended and Restated 2005 Plan is administered by the Governance Committee. Both Committees are made of solely of independent directors.

For additional information about the Amended and Restated 2005 Plan, please refer to the Description of the Amended and Restated 2005 Plan beginning on page 30 or the complete Amended and Restated 2005 Plan document filed on Form 8-K with the Securities and Exchange Commission on October 27, 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED 2005  RESTRICTED STOCK AND OPTION PLAN TO (i) INCREASE THE NUMBER OF SHARES RESERVED UNDER THE PLAN FROM 3.5 MILLION TO 4.3 MILLION AND (ii) TO INCREASE THE NUMBER OF PERMITTED “FULL VALUE AWARDS” UNDER THE PLAN FROM 2.625 MILLION TO 3.425 MILLION UNDER PROPOSAL 1 ON THE PROXY CARD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 19, 2009 for (a) the executive officers named in the Summary Compensation Table set forth elsewhere in this proxy statement, (b) each of our current directors and past directors who served during 2009, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of October 19, 2009 pursuant to the exercise of options or warrants or the conversion of other securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the owners of our common stock named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 30,071,549 shares of common stock outstanding on October 19, 2009.

	Shares Beneficially Owned
Name and Address**	Number	Percent

ClearBridge Advisors, LLC(1) 620 8th Avenue New York, NY 10018	1,532,453	5.1%
Manning & Napier Advisors, Inc.(2) 290 Woodcliff Drive Fairport, NY 14450	1,754,420	5.8%
Tennenbaum Capital Partners, LLC(3) 2951 28th Street, Suite 1000 Santa Monica, CA 90405	7,617,471	22.0%
Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	1,901,279	6.3%
Stephen S. Cole(5)	38,891	*
John C. Dorman(6)	1,570	*
Michael H. Heath(7)	68,497	*
Edward D. Horowitz(8)	1,476	*
Bruce A. Jaffe(9)	1,523	*
Michael E. Leitner(10)	7,617,471	22.0%
Janey A. Place(11)	15,752	*
J. Heidi Roizen(12)	15,981	*
Ervin R. Shames(13)	69,880	*
Joseph J. Spalluto(14)	88,705	*
William H. Washecka(15)	44,376	*
Barry D. Wessler(16)	57,217	*
Matthew P. Lawlor(17)	1,609,112	5.3%
Raymond T. Crosier(18)	392,236	1.3%
Catherine A. Graham(19)	137,028	*
All directors serving in 2009 and executive officers and director nominees as a group (15 persons)(20)	10,159,715	28.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only. The address for our directors and executive officers is c/o Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, VA 20151.

(1)	This information is based solely on a Schedule 13F filed by ClearBridge Advisors, LLC (“ClearBridge”) with the Securities and Exchange Commission on August 14, 2009. ClearBridge, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(2)	This information is based solely on a Schedule 13F filed by Manning & Napier Advisors Inc (“Manning & Napier”) with the Securities and Exchange Commission on October 16, 2009. Manning & Napier, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

3)	This information is based solely on a Form 4 filed by Tennenbaum Capital Partners LLP (“TCP”) with the Securities and Exchange Commission on September 2, 2009. TCP may be deemed the beneficial owner of these shares.

(4)	This information is based solely on a Schedule 13F filed by Wellington Management Company LLP (“Wellington”) with the Securities and Exchange Commission on August 14, 2009. Wellington, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(5)	Includes 22,431 shares issuable upon exercise of options to purchase common stock and 1,570 restricted stock units vesting on November 1, 2009.

(6)	Includes 1,570 restricted stock units vesting on November 1, 2009. Mr. Dorman was elected to serve on our Board of Directors effective May 15, 2009.

(7)	Includes 51,963 shares issuable upon the exercise of options to purchase common stock. Mr. Heath’s term of service on our Board of Directors expired May 15, 2009.

(8)	Includes 1,476 restricted stock units vesting on November 1, 2009. Mr. Horowitz was elected to serve on our Board of Directors effective May 15, 2009.

(9)	Includes 1,523 restricted stock units vesting on November 1, 2009. Mr. Jaffe was elected to serve on our Board of Directors effective May 15, 2009.

(10)	Mr. Leitner serves on the Board of Directors as the appointed designee of the holders of our Series A-1 Preferred Stock for whom Tennenbaum Capital Partners serves as the advisor. This information is based solely on a Form 4 filed by TCP with the Securities and Exchange Commission on September 2, 2009. He disclaims any beneficial ownership of these shares.

(11)	Includes 13,091 shares issuable upon the exercise of options to purchase common stock. Ms. Place’s term of service on our Board of Directors expired May 15, 2009.

(12)	Includes 13,091 shares issuable upon the exercise of options to purchase common stock. Ms. Roizen’s term of service on our Board of Directors expired May 15, 2009.

(13)	Includes 42,220 shares issuable upon exercise of options to purchase common stock and 1,570 restricted stock units vesting on November 1, 2009.

(14)	Includes 45,334 shares issuable upon exercise of options to purchase common stock and 1,476 restricted stock units vesting on November 1, 2009.

(15)	Includes 27,753 shares issuable upon exercise of options to purchase common stock and 1,618 restricted stock units vesting on November 1, 2009.

(16)	Includes 23,740 shares issuable upon exercise of options to purchase common stock and 1,618 restricted stock units vesting on November 1, 2009.

(17)	Includes 329,700 shares of common stock issuable upon exercise of options to purchase common stock. Of the total shares, 11,629 shares are held by the Rosemary K. Lawlor Trust, 97,230 shares are held by the Rosemary K. Lawlor Irrevocable Trust, 97,229 shares are held by the Matthew P. Lawlor Irrevocable Trust, 10,000 shares are held by his mother, Mary M. Lawlor, and 200,000 are held as a GRAT.

(18)	Includes 392,236 shares issuable upon the exercise of options to purchase common stock. Of the total shares, 6,250 and 1,400 shares are held of record by Deborah Crosier (Mr. Crosier’s wife) and Jennifer Wisdom (Mr. Crosier’s daughter), respectively.

(19)	Includes 137,028 shares issuable upon the exercise of options to purchase common stock.

(20)	Includes 903,757 shares issuable upon the exercise of options to purchase common stock and 12.421 restricted stock units vesting on November 1, 2009. See also notes 6 through 20 above for further details concerning such options and restricted stock units. Includes 4,621,571 shares issuable upon the conversion of convertible preferred stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Online Resources Corporation’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

The Management Development and Compensation (“MD&C”) Committee of our Board of Directors is responsible for establishing and maintaining all of our executive officer and senior management compensation programs. These programs are designed to attract and retain qualified executives and managers, and reward them for delivering value to our stockholders.

Our compensation programs’ levels and design are based on pay-for-performance. We target base salary compensation at the 40th percentile of market, and provide variable compensation opportunities to earn total compensation between the 60th and 70th percentiles when we meet our financial and operating targets and outperform our peers. Our variable compensation programs provide for 1) cash and/or restricted stock equity compensation tied to performance measures, 2) time-vested equity compensation issued as options that have value only if our stock price increases following their date of grant, and 3) time-vested equity compensation issued as restricted stock for which the value increases and decreases with the price of our common stock.

In July 2007, the MD&C Committee asked Watson Wyatt to provide a pay-for-performance analysis of our executive compensation programs compared to our peer group. This analysis provided the potential and actual awards paid under the executive annual and long-term incentive plans which was then compared to company performance. The analysis concluded that the compensation paid to the executive officers and performance was misaligned because the amount of compensation lagged operating performance. In February 2009, the MD&C Committee again asked Watson Wyatt to provide a pay-for-performance analysis, which concluded that executive compensation was still below peer group compensation for comparable performance.

In 2008, the base salaries of the Chief Executive Officer, other executive officers and senior management were paid in cash with the exception of a portion of their fourth quarter salaries. All annual and long-term incentive compensation was paid in equity. Through the grant of equity incentives, we seek to align the interests of our management team with the interests of our stockholders, by creating a direct link between compensation and stockholder return. We also believe that enabling our management team to achieve ownership in our Company at levels that are meaningful to them improves our ability to retain these employees. Further, as we offer no defined benefit retirement or pension plans, equity-based incentive grants are an important element in enabling our management team to build savings for retirement.

Between 69% and 85% of our executive officers’ 2008 target total direct compensation was granted in equity. Given the high reliance on pay for performance in our compensation structure, the MD&C Committee believes it is important to look at realized compensation versus target compensation. For example, in 2008 the Chief Executive Officer earned bonus compensation that was 65% of his 2008 target annual compensation because of financial performance shortfalls relative to Annual Compensation Plan targets. As all 2008 bonus compensation was paid in equity, and as the market price of our stock declined significantly between the grant and vesting dates, the market value of his earned bonus compensation was only 16% of its grant value. In total, the cash and market value of the Chief Executive Officer’s 2008 annual compensation was approximately 58% of his target. Including the market value of long-term incentive compensation granted during 2008, and assuming full vesting of performance-vested shares, the cash and market value the Chief Executive Officer’s 2008 total direct compensation was approximately 37% of his target.

At the beginning of 2008, the MD&C Committee increased the target compensation of the Chief Executive Officer. This action was based on data compiled and presented by Watson Wyatt Worldwide showing that, contrary to our stated compensation philosophy, he was in the bottom quartile for total compensation despite company operating results which outperformed the peer group.

During 2008, economic factors negatively affected our financial performance relative to our plan. These factors included a sharp drop in interest rates, which reduced associated revenue and operating earnings by more than $5 million compared to 2007. While we still increased revenue, maintained earnings and generated cash flow during 2008, we did not meet our growth targets. The MD&C Committee, along with management, took a number of mid-cycle actions to respond to changing conditions and align the interests of our executive officers and senior managers with those of stockholders. These actions included:

•	Our executive officers and senior managers exchanged between 8% and 21% of their annual cash base salaries for equity during 2008 to further ensure our financial health and align their interests with those of stockholders.

•	Based on grant value, our executive officers earned 65% of their 2008 annual incentive compensation targets, reflecting the impact of steep interest rate declines as well as the impact of other economic and business factors on our revenue and earnings.

•	As 2008 annual incentive compensation was paid entirely in equity, the carrying value of the earned compensation at vesting was down 75% from its value at grant, reflecting the same stock price declines experienced by our stockholders.

•	The portion of both 2007 and 2008 long-term equity incentive grants that are linked to performance factors saw reduced probabilities of vesting at the end of their three-year performance periods based on 2008 interest rate declines and other economic factors impacting performance. Also, the carrying value of any performance-based equity that ultimately vests, along with the value of other time-vested equity, declined significantly from the values at which it was granted.

The MD&C Committee and management believe that the value of actual 2008 compensation received by our executives and managers reflected both our performance against targets and relative to our peers, and the market environment in which we are operating.

For 2009, we have adjusted our compensation programs to reflect increased uncertainty with regard to the market environment and business factors that influence our financial and operating performance, and by extension, the value of stockholder equity.

•	We have implemented 5% across-the-board reductions to annual cash base salaries, reflecting generally lower market compensation levels.

•	The annual bonus plan will be paid entirely in restricted stock. The number of shares granted was calculated using a $4.00 share price, a 16% premium to the market price on the date of grant. The amount of shares that will actually vest is dependent upon performance.

•	The dollar value targets of our long-term incentive equity grants have been reduced by an average of 25%. The number of shares granted was calculated using a $4.00 share price, a 16% premium to the market price on the date of grant. Equity granted as options, however, still have exercise prices equal to the market price.

•	Other employee benefits programs have been curtailed.

•	Without considering the impact of issuing annual and long-term incentive equity grants at a premium to market price, we have reduced the total annual compensation opportunity for our executive officers by 14% to 23%.

The MD&C Committee, in conjunction with executive management, will continue to review its compensation and benefits programs and make other adjustments if and as it believes necessary or prudent.

Compensation Philosophy and Objectives

•	A Meaningful Portion of Compensation Should be Performance-Based. We believe that variable compensation tied to company performance should represent a meaningful portion of total compensation for our executive officers and senior managers, and that the percentage of compensation tied to company performance should be highest for our executive officers.

•	56% of our Chief Executive Officer’s targeted 2008 compensation was “at-risk”, with 31% tied to the achievement of performance factors and an additional 25% in options that have value only if our stock price increases following their date of grant.

•	50% of our President’s targeted 2008 compensation was “at-risk”, with 34% tied to the achievement of performance factors and an additional 16% in options that have value only if our stock price increases following their date of grant.

•	46% of our Chief Financial Officer’s targeted 2008 compensation was “at-risk”, with 30% tied to the achievement of performance factors and an additional 16% in options that have value only if our stock price increases following their date of grant.

•	Our Compensation Programs Should Emphasize Stock Ownership. We believe that stock ownership is a valuable tool to align the interests of managers and employees with those of stockholders. Our Board of Directors has established the following stock ownership guidelines for themselves as well as for executive officers and certain senior managers:

Stock Ownership Guidelines
Board Members	5 times annual cash compensation
Chief Executive Officer	5 times annual base salary
Other Named Executive Officers	3 times annual base salary

Stock ownership is defined to equal the value of owned shares, the vested portion of restricted stock or restricted stock units and any vested options that are in the money. Individuals are given up to four years from the date of hire, promotion to an eligible position or joining the Board to reach the targets. These targets are treated as guidelines, not as an absolute requirement, and the Board takes into account financial hardship or other extenuating circumstances in reviewing cases where targets are not met.

•	85% of our Chief Executive Officer’s targeted 2008 compensation was granted in equity.

•	72% of our President’s targeted 2008 compensation was granted in equity.

•	69% of our Chief Financial Officer’s targeted 2008 compensation was granted in equity.

Much of this ownership can be accomplished through grants made as a part of the annual compensation of our Board members and under our long-term equity incentive plan, but open market purchases are encouraged to fill out or exceed the guidelines. We also provide the means for broader stock ownership by employees at all levels through our Employee Stock Purchase Plan.

•	Our Compensation Programs Must Be Competitive. We need to hire, retain and motivate executive officers and senior managers with the requisite skills and experience to develop, expand and execute on our business opportunities, as this is essential to our success in providing value to stockholders. As such, we benchmark our compensation against companies in our industry sector or with similar operating characteristics. We target base salary compensation at the 40th percentile of market, with the opportunity to earn total compensation between the 60th and 70th percentiles when we meet our own targets and outperform our competition.

•	We Consider Total Compensation in Designing Our Programs. As a growth company, we seek executive officers and senior managers who are motivated by the desire to participate in building an expanding, profitable and high quality organization. Since this type of employee values participation in our growth as much or more than base salary, the Committee looks at the aggregate of our base salary, annual incentive and long-term equity incentive compensation plans when assessing the adequacy, appropriateness and competitiveness of our compensation structure.

•	Our Compensation Programs Should Reward both Company and Individual Performance. In determining annual incentive and long-term equity incentive awards, we look primarily to company performance and the performance of our peers. However, merit increases to base salaries are weighted towards individual performance and we have spot bonus and other recognition programs to reward individual achievement.

Compensation Program Design

The MD&C committee reviews the design of our total compensation program on a regular basis, incorporating recommendations and best practices communicated by its independent compensation consultants. For 2008, the MD&C Committee made two material modifications to plan design. The first was changing the allocation of long-term incentive grants among time-vested options, time-vested restricted stock and performance-vested restricted stock. The second was allowing our executive officers and senior managers to exchange a portion of base salary for equity during the year.

Our compensation program for executive officers and senior management currently consists of:

•	base salary,

•	annual cash or equity-based incentive compensation, and

•	long-term equity-based incentive compensation.

Our executive officers and senior management also participate in the broad-based benefits plans that are available to other employees and we avoid additional material perquisites.

We do not generally have employment agreements that provide for continued employment for any period of time or guarantee severance benefits upon termination without cause or for good reason. We do have a change in control severance plan for the benefit of the executive officers and certain members of senior management in the event of both i) a change in control of our Company and ii) termination of that person under specified circumstances within one year after the change in control. Additionally, we have entered into a limited number of severance agreements as a part of our acquisitions of other companies.

The MD&C Committee regularly requests benchmark compensation studies with regard to executive officer and senior management positions, to ensure that its decisions are based on current market information. It has engaged independent compensation consultants Watson Wyatt Worldwide to prepare these studies, with the two most recent studies being completed in July 2007 and February 2009. These studies provide relevant market data, trends and alternatives to consider when making compensation decisions, and the MD&C Committee uses the study information to construct management compensation plans that are intended to be both competitive and within established target ranges relative to market-median levels.

The MD&C Committee has the sole authority to engage and terminate the engagements of our independent compensation consultants. Watson Wyatt and any other independent compensation consultants engaged by the Committee are not engaged by management in any other capacity, without the expressed consent of the MD&C Committee, so as to preserve their independence.

In making compensation decisions, the MD&C Committee compares total compensation and its components against a peer group of publicly traded companies recommended by Watson Wyatt. This peer group, which is reviewed and updated annually, consists of companies in the specific market sectors in which we compete and general industry companies with consolidated and/or segment revenues comparable to ours. Each of the peer group companies has revenues of less than $1.0 billion and market capitalizations and employment levels that are reasonably similar to ours. The MD&C Committee believes the peer group is a reasonable representation of the market for management’s services.

The companies included in the peer group for the February 2009 study used to review our prior compensation decisions for 2008 and construct our compensation decisions for 2009 are:

•	ACI Worldwide, Inc.

•	Bottomline Technologies, Inc.

•	Cass Information Systems, Inc.

•	CSG Systems International, Inc

•	Cybersource Corporation

•	GoldLeaf Financial Solutions, Inc.

•	Global Cash Access Holdings

•	iGate Corporation

•	Intersections, Inc.

•	Net 1 U.E.P.S. Technologies, Inc.

•	Radiant Systems, Inc.

•	S1 Corporation.

•	Tier Technologies, Inc.

•	TNS, Inc.

•	Wright Express Corporation

Our peer group contains nine companies from our previously published peer group and five new companies. Companies were removed from our peer group either because they had been acquired and were no longer public or because they were no longer considered to be comparable from a revenue size or market capitalization viewpoint.

As a result of the limited number of companies in our peer group, the MD&C Committee also utilized commercially available survey data related to general industry executive compensation to identify market-median and other market elements related to our 2008 and 2009 compensation programs.

Compensation Elements

Base Salary.  Base salaries for our executive officers and senior managers are reviewed and reset annually. Given our total compensation approach and the value our executive and senior management places on participating in current and future growth, base salaries tend to be underweighted in our compensation structure. The Committee seeks to benchmark base salaries at approximately the 40th percentile of the high growth companies within the established peer group.

In addition to the market data from the peer group and other sources, the Committee considers other factors in arriving at or adjusting each executive officer’s base salary, including:

•	each executive officer’s scope of responsibilities,

•	each executive officer’s qualifications, skills and experience,

•	internal pay equity among senior executives, and

•	individual job performance, including both impact on current financial results and contributions to building longer-term stockholder value.

Within this framework, annual increases are primarily driven by individual performance.

In 2008, our executive officers and senior managers, exchanged cash base salary for equity in the form of restricted stock units that vested before year end. Our executive officers exchanged between 17% and 21% of their annual cash base salary for equity, and other senior managers exchanged between 8% and 11%. This action was taken to ensure our continuing financial health and to further align the interests of our managers with those of our stockholders.

Beginning in February 2009, we instituted a 5% pay cut from stated base salaries for our executives, managers and other staff. This was done to ensure our continuing financial health and to reset our general compensation framework to current market levels. We have not committed to any subsequent salary increases.

Annual Incentive Compensation.  We provide annual incentive compensation for our executive officers, senior and mid-level managers under our Annual Incentive Plan. These individuals have the most direct influence over our financial and operating performance, and thus their annual incentive compensation is based on our Company’s and their respective divisions’ performance against established performance goals.

The Annual Incentive Plan is designed to drive current period, division and company-wide performance consistent with our stated long-term growth, profitability and service quality objectives. The Committee seeks to establish performance objectives at a level that rewards competitively superior performance with competitively superior compensation. Our annual incentive compensation is paid in cash, equity or a combination of the two, with the mix of payment type established at the beginning of each year.

Before the start of each year, the Committee determines the principal elements of the Annual Incentive Plan for the coming year:

•	performance goals for both corporate and the divisions,

•	bonus allocations to be tied to each of the performance goals, and

•	target bonus levels, expressed as either a percentage of salary or a fixed amount for each identified level or title grouping of management.

Actual bonus payments are increased above the target bonus levels for results that exceed the performance goals and are decreased below the target bonus levels, and may be reduced to zero, for results that do not fully meet the goals, with the amount of the increase or decrease based on a sliding scale determined by the MD&C Committee.

The MD&C Committee believes that in the context of its total compensation approach, the design of, and payouts under, the 2008 Annual Incentive Plan were fair to both participants and stockholders, and that the plan structure continues to be appropriate. It also believes that the 2009 Annual Incentive Plan design and established goals are appropriate and will deliver fair value to both participants and stockholders.

No participant in our Annual Incentive Plan has exceeded $1 million in annual taxable compensation. As such, we have not had the material terms of the performance goals under our Annual Incentive Plan approved by stockholders as would be required to qualify for an exemption from limits on deductibility of compensation under Internal Revenue Code section 162(m) and related regulations. We will continue to monitor compensation levels and will consider submitting the material terms of our performance goals to stockholders if the compensation of any of our executive officers or senior managers materially exceeds this threshold.

Performance Goals and Bonus Allocations.  The MD&C Committee determines both the types of, and the targets for, the annual performance goals. Typical performance goals include annual or other periodic revenue growth or amount, operating profitability growth or amount, core net income growth or amount, free cash flow amount and service quality or other operating performance metrics. Some or all of these performance goals may be established on an adjusted basis, either for ease of measurement or to exclude factors beyond management’s control.

Financial performance goals are linked to our Board-approved budget and operating plan for the applicable period. We targeted our 2008 and 2009 budgets at a 60-70% probability level, which is then also the probability of our executives achieving the established performance targets for those periods.

For 2008, the MD&C Committee selected the following as the performance goals for the 2008 Annual Incentive Plan:

•	revenue,

•	core earnings per share, and

•	division specific service quality thresholds.

Corporate and division targets were established for each of these goals and the percentage of bonus payout tied to each of the goals was as follows:

Performance Goal	Corporate	Division

Revenue	50%	45%
Core Earnings per Share	50%	45%
Service Quality	0%	10%

The MD&C Committee determined that bonus payouts for corporate participants, including the executive officers, would be based entirely on achievement of the established corporate performance targets, while division participants would have 50% of their bonus payouts based on division performance targets and 50% based on corporate performance targets. This structure was established to support and reward the operating objective of achieving cross-divisional product sales and client support.

For the 2009 Annual Incentive Plan, the MD&C Committee has again selected revenue, core earnings per share and division specific quality measures as performance goals. Corporate and division performance targets have been established for each goal based on our 2009 budget and operating plan. The MD&C Committee determined that it would change the percentage of bonus payout tied to each of the goals in order to emphasize our priority on earnings growth. For 2009, the percentage of bonus payout tied to each of the goals is as follows:

Performance Goal	Corporate	Division

Revenue	30%	30%
Core Earnings per Share	70%	60%
Service Quality	0%	10%

As was the case in 2008, Annual Incentive Plan payouts to corporate participants, including the executive officers, for 2009 will be based entirely on achievement of the established corporate performance targets. Division participants will have 50% of their Annual Incentive Plan payouts based on division performance targets and 50% based on corporate performance targets. Payouts pursuant to the 2009 Annual Incentive Plan will be made in restricted stock units that will vest on or about March 1, 2010.

For 2010, the MD&C Committee will continue the pattern of basing Annual Incentive Plan equity grants entirely on achievement of established corporate and division performance targets.

Target Bonus Levels.  The MD&C Committee establishes bonus targets for executive officers and certain members of senior management which are percentages of their actual base salaries. Fixed dollar bonus targets were established for other position or title groups within our management team.

Bonus targets are established by the MD&C Committee within its total compensation approach. Factors considered included peer group comparable compensation, internal compensation equity between participants of the same level or title, cash and equity compensation mix at the various levels of management and affordability.

For 2008, bonus targets for our executive officers and senior managers were:

•	100% of base salary for our Chief Executive Officer,

•	75% of base salary for our President and Chief Operating Officer,

•	60% of base salary for our Executive Vice President and Chief Financial Officer, and

•	between 25% and 50% of base salary for our senior managers.

Under the 2008 Annual Incentive Plan, management earned bonuses of between 65% and 85% of their targets, with our executive officers earning 65%, which was the weighted average of 70% performance against revenue goals and 60% performance against earnings goals. All of these bonus amounts were paid in restricted stock units that vested on March 1, 2009.

The average 2008 payout under our 2008 Annual Incentive Plan was less than in pre-2007 periods, due largely to a shortfall in actual revenue and earnings compared to plan. The shortfall in actual revenue and earnings was largely due to a sharp and unprecedented decline in interest rates during the period, which reduced the interest revenue that we earn on our float balances. As interest rate declines were beyond the control of management and also disproportionately impacted a portion of the participants, the MD&C Committee adjusted revenue and core earnings targets by approximately half of the net interest rate decline impact during the year in order to make bonus payouts more equitable.

For 2009, the MD&C Committee followed a consistent process and considered similar factors in establishing bonus targets. It concluded that those targets should remain unchanged from the 2008 Annual Incentive Plan.

All 2009 bonus amounts up to the established targets will be paid in restricted stock units that were granted at $4.00 per share, a 16% premium over the market price of our stock on the date of grant. These restricted stock units will vest in amounts based on our performance against established performance goals on or about March 1, 2010. The MD&C Committee has determined that given current market conditions, it would be inappropriate to allow bonus payments made in equity to increase above target levels. We do not expect our 2009 performance against established goals to warrant bonus payments in excess of targets, but if it does, those amounts will be paid in cash.

Long-Term Equity-Based Incentive Compensation.  We make long-term incentive compensation available to our executive officers, senior and mid-level managers, generally in the form of time-vested stock options and restricted stock units and performance-vested restricted stock units. Through the grant of these equity incentives, we seek to align the long-term interests of our management team, including our executive officers, with the long-term interests of our stockholders, by creating a direct link between compensation and stockholder return. We also seek to enable members of our management team to achieve ownership in our Company at levels that are meaningful to them, thereby improving our ability to retain these employees. Further, as we offer no defined benefit retirement or pension plans, long-term equity-based incentive grants are an important element in enabling members of our management team to build savings for retirement.

Each year’s Long-Term Incentive Plan is designed to link compensation to our performance over the three year period beginning with the grant year. The MD&C Committee selected a three year period because they believed it was the longest period over which management could be expected to provide a reasonably accurate forecast. They also determined that it was possible to obtain similarly reasonable predictions of competitors’ future performance for this period, but not for longer.

Award targets for each three-year plan cycle are established by the MD&C Committee within its total compensation approach, including seeking alignment between performance and pay. Factors considered include estimated peer group performance, peer group comparable compensation, cash and equity compensation mix at the various levels of management and affordability.

Award targets are expressed as either a percentage of actual base salary or a fixed dollar amounts and are converted to share-equivalent grants generally based on the fair market value of our stock on the date of grant, as measured by the closing price per share on that date. The number of stock option shares granted is determined using the Black-Scholes option pricing model to determine the theoretical fair market value of the stock option on the date of grant. The stock options are exercisable at the fair market value on the date of grant. The number of restricted shares granted is generally determined using the fair market value on the date of grant. The restricted shares carry no exercise price.

Time-vested stock option and restricted stock grants vest annually over the three year period provided the participant continues to remain employed by us. Performance-vested restricted stock vests at the end of the three year period, with the number of shares that vest based on our performance against two performance targets established by the Committee for that three year period. As performance-vested restricted stock is intended to focus participants on our long-term performance and not reward tenure, participants having this grant type who leave us during the three year period may be entitled to partial vesting of their shares at the end of the three year period. They will be vested for either 33.3% or 66.7% of the shares that would have vested at the end of the three year period, if they were employed by us for at least one or two years of the period, respectively. All stock option grants have a seven year life.

Performance-vested restricted stock is tied to performance targets selected by the MD&C Committee for the three year period covered by the plan year’s performance-vested restricted stock grants. These performance goals will tend to be growth and profitability oriented and are intended to reflect the measures on which the capital markets value us. We believe that measures such as these best align the long-term interests of management and the stockholders.

The Committee also creates a vesting band around this target. Vesting of performance-vested restricted stock generally can be increased to as much as 150% of target levels for results that exceed the performance targets. Vesting can also be decreased below target levels, and may be reduced to zero, for results that do not fully meet the targets.

For 2008, the Long-Term Incentive Plan targets for our executive officers and senior managers were:

•	343% of target base salary for our Chief Executive Officer,

•	118% of target base salary for our President and Chief Operating Officer,

•	106% of target base salary for our Executive Vice President and Chief Financial Officer, and

•	between 30% and 75% of target base salary for our senior managers.

All participants in the 2008 Long-Term Incentive Plan received grants consisting of time-vested stock options and restricted stock. For the executive officers and senior managers, performance-vested restricted stock was also granted, with such grants being allocated as follows for 2008:

Time-Vested Stock Options	40%
Time-Vested Restricted Stock	40%
Performance-Vested Restricted Stock	20%

The mix of time-vested stock options and restricted stock and performance-vested restricted stock for 2008 was altered from the prior year, when time-vested options and restricted stock made up 30% each of total grants and performance-vested restricted stock made up 40%. The MD&C Committee made this change based on recommendations received from its independent compensation consultant, who indicated that our acquisition strategy makes it difficult to forecast future performance, and thus set reasonable performance goals.

For 2008, the MD&C Committee selected average revenue growth and average earnings before interest and taxes per share as performance goals for the 2008 Long-Term Incentive Plan, to be measured over the 2008 through 2010 period, and determined that these goals should have equal weight for the 2008 Long-Term Incentive Plan. It established targets for each of these goals based on our three year forecast, as adjusted for a degree of uncertainty in future forecasting, and considering growth and profitability expectations for comparable companies over the same period. It also determined that these targets should be weighted at 50% each for determining payouts.

The MD&C Committee established vesting bands around its 2008 performance growth and earnings targets. These bands allowed vesting to be increased to as much as 150% of target levels for results that exceeded performance targets, and reduced to as low as 25% for results that fell below performance targets, before going to zero. As depicted in the following matrix for 2008, the intersection of our actual performance against the target for each performance goal will determine the number of performance-based restricted shares that vest at the end of the three year period.

		Profitability Goal
		Minimum	Low	Target	High
	Minimum	25%	38%	63%	88%

Growth	Low	38%	50%	75%	100%

Goal	Target	63%	75%	100%	125%

	High	88%	100%	125%	150%

For example, if we were to achieve the target value of one performance goal and the high value of the other, 125% of participants’ performance-based restricted shares would vest. Note that the above matrix has been simplified for presentation purposes and actual vesting is interpolated between 25% and 150%.

At all points in the matrix defined by these vesting bands, the Committee concluded that stockholders would receive fair incremental value after expensing of the related equity compensation.

Our Long-Term Incentive Plan requires that when we complete an acquisition, disposition or other material transaction during one or more already established three year periods, we adjust our performance targets to reflect the impact that transaction is expected to have on existing performance targets. There were no such acquisitions made during 2008.

For 2009, The MD&C Committee determined that participant award targets should be reduced in recognition of the current market environment. Across the management group, award targets were decreased by an average of 25% from 2008 levels. This was accomplished by applying tiered percentage reductions ranging from 20% for our mid-level managers to 30% for our Chief Executive Officer. Given these reductions and the previously mentioned 5% reduction to base salaries, 2009 Long-Term Incentive Plan targets for our executive officers and senior managers are now:

•	235% of adjusted base salary for our Chief Executive Officer,

•	87% of adjusted base salary for our President and Chief Operating Officer,

•	78% of adjusted base salary for our Executive Vice President and Chief Financial Officer, and

•	between 25% and 59% of adjusted base salary for our senior managers.

The MD&C Committee also determined that the 2009 allocation of grants to our executive officers and senior managers should be changed from those used in the 2008 Long-Term Incentive Plan. In consideration of the reduced award targets being granted to our executive officers and senior managers and of the difficulty in accurately forecasting three-year performance under the current uncertain economic conditions, the MD&C Committee determined that it would be appropriate to eliminate performance-vested restricted stock for the 2009 plan. Grants that otherwise would have been performance-vested have been reallocated such that executive officers and senior managers received 50% of their grants in time-vested options and 50% in time-vested restricted stock. The MD&C Committee continues to believe in tying a portion of plan grants to long-term performance and so will revisit this decision for the 2010 plan year.

In determining the number of shares granted under the 2009 Long-Term Incentive Plan, we have used a share price of $4.00, a 16% premium to our share price on the date of grant, as the basis for our calculations. Stock options are still exercisable at the fair market value on the date of grant. The percentage target awards referenced above do not take into account this share price premium.

For 2010, the MD&C Committee expects to alter the mix of time-vested stock options, time-vested restricted stock and performance-vested restricted stock such that performance-vested restricted stock represents at least 50% of the total grants under the Long-Term Incentive Plan.

Benefits and Perquisites.  We generally avoid perquisites. Our executive officers and senior managers receive the same benefits as are available to our other full-time employees.

Severance Compensation.  We do not have agreements with our executive officers and most of our senior managers that would provide severance benefits upon termination without cause or for good reason except for the change in control severance plan described below. We have, however, entered into severance agreements with a limited number of senior managers as a part of our acquisitions of other companies.

Potential Payments upon Termination or Change in Control.  We have a change in control severance plan for the benefit of the executive officers and certain members of senior management in the event of (i) a change in control of our Company and (ii) termination of any such person under specified circumstances within one year after the change in control.

The change in control severance plan has a “double trigger” feature, meaning that two events must occur in order for benefits to be paid to a participant. The first event must be a change in control of our Company, which is defined to be (i) any change in control required to be reported in response to Item 1(a) on Form 10-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Act”); (ii) a third person, including a “group” as such term is used in Section 13(d)(3) of the Act, becoming the owner of 50% or more of the combined voting power of our outstanding common stock, unless such acquisition is approved by a majority of our Board prior to such acquisition; or (iii) the directors on our Board cease for any reason to constitute at least a majority of the Board.

The second event, which must occur within one year after the change of control event, is either (i) the termination of the participant by us for reasons other than cause or disability or (ii) the resignation of the participant from employment for “good reason”. “Good reason” is defined to be any changes in the duties and responsibilities of the participant which are materially inconsistent with the duties and responsibilities of the participant within our Company immediately prior to the change in control, (ii) any material reduction of the participant’s compensation or aggregate benefits, (iii) any required relocation of the participant’s office beyond a 50 mile radius from the location of the participant’s office immediately prior to the change in control, or (iv) any failure by us to obtain the assumption of the change in control severance plan by a successor of our Company.

In the event the “double trigger” occurs to a participant in the plan, the participant shall be entitled to two categories of benefits. First, a lump sum severance payment equal to the participant’s average annual salary and cash bonus during the three years preceding the change in control, multiplied by (i) 2.99 for each Group A participant (defined to be one of our executive officers), (ii) 2.0 in the case of each Group B participant (defined to be one of the general managers of our operating divisions), and (iii) 1.0 in the case of each Group C participant (defined to be our CTO or Senior Vice President for Strategic Development). Second, the health benefit plan coverage (medical, dental and vision insurance) in effect for such participant and the participant’s family as of the date of his or her termination shall be provided by us to the participant for one year from the date of the participant’s termination at the same premium rates as charged for employees of ours, as if the participant had continued in employment during such period. In addition, all outstanding options and other equity awards, if any, granted to a participant in the severance plan shall become fully vested and exercisable upon a change in control, and the restricted period with respect to any restricted stock or any other equity award granted to a participant shall lapse immediately upon such change in control.

The benefits payable under the plan are subject to increase pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which defines “excess parachute payments” which are subject to certain excise taxes assessed pursuant to Section 4999 of the Code. The purpose of the increase is to ensure that such excise taxes do not diminish the benefit received by a participant under the plan. In addition, the benefits under the plan may be modified as necessary to ensure compliance with Section 409A of the Code governing deferred compensation arrangements.

Assuming the termination of the participants had occurred on December 31, 2008, and that no modifications of the benefits were required pursuant Sections 280G, 4999 or 409A of the Code, the following represents the benefits that would have been paid under the plan to each participant:

	Average
	Salary/Cash			Value of
	Bonus for 3		Value of Post-	Acceleration of
	Preceding	Lump Sum	Termination	Vesting of	Total Payments &
	Years	Payment	Benefits	Equity Awards	Benefits
Name and Principal Position	($)	($)(1)	($)(2)	($)(3)	($)

Matthew P. Lawlor	$344,082	$1,028,805	$10,536	$842,017	$1,881,358
Chairman and CEO
Raymond T. Crosier	$260,876	$780,018	$7,068	$370,504	$1,157,591
President and COO
Catherine A. Graham	$240,867	$720,191	$4,638	$328,364	$1,053,194
Executive Vice President and CFO

(1)	Payment must be made within 30 days of the date of termination.

(2)	Assumes the benefits in effect as of December 31, 2008.

(3)	Assuming the Company’s stock price at the close of business on December 31, 2008, $4.74.

Chief Executive Officer Compensation and Performance

The compensation for Matthew P. Lawlor, our Chairman and Chief Executive Officer, consists of an annual base salary, annual incentive compensation and long-term equity-based incentive compensation. He does not receive material perquisites or other personal benefits from the Company. The MD&C Committee reviews, determines and recommends to the Board for their approval the level for each of these compensation elements within its total compensation approach, using methods consistent with those used for our other senior executives, including the assessment of Mr. Lawlor’s performance and review of competitive benchmark data.

Mr. Lawlor’s compensation is determined by our Board of Directors, subsequent to discussion of a recommendation by the MD&C Committee. He does not recommend his own compensation nor does he attend the portions of the MD&C Committee or Board meetings where his compensation is being discussed. Mr. Lawlor does recommend compensation for the other named executive officers and that compensation is approved by the MD&C Committee.

Mr. Lawlor’s performance has been evaluated in July of each year, in accordance with a company-wide review cycle. In July 2007, his performance was reviewed and his compensation was set for the August 2007 to July 2008 period. In July 2008, his performance was reviewed and his current compensation, save for subsequent changes made in response to economic factors, was set. Going forward, the performance review cycle for Mr. Lawlor, along with the other executive officers and members of the senior management team, is being changed to coincide with the determination of year-end results. This will increase the ability of the MD&C Committee to tie its assessment of his performance to current relevant results.

In July 2007, the MD&C Committee recommended, and the independent members of the Board approved, increasing Mr. Lawlor’s base salary to $350,000, maintaining his target bonus level at 100% of base salary and increasing his target equity grant level to 343% of base salary. This action was based on an evaluation of Mr. Lawlor’s performance for the prior year and an analysis of competitive benchmarks. The competitive benchmark analysis considered data compiled and presented by Watson Wyatt Worldwide in showing that his target total compensation was the lowest in the independently selected peer group, while a composite rating based on both operational performance and stockholder returns for the peer group ranked us in the 69th percentile.

In July 2008, the independent members of the Board of Directors evaluated Mr. Lawlor’s performance against a set of annual performance goals recommended by the MD&C Committee and approved by the same independent members. The goals fall into four categories:

•	financial goals, focused on revenue, earnings before interest, taxes, depreciation and amortization, and core net income as set forth in our approved plan,

•	operating goals, including metrics such as consumer adoption rate and transaction growth,

•	strategic goals, including initiatives relating to organization development, capital structure, acquisitions and other strategic matters, and

•	leadership and other qualitative factors that the independent members of the Board may deem appropriate in evaluating chief executive performance.

In 2008, each of these categories was weighted 30%, 30%, 30% and 10%, respectively, for a possible score of 100%. This score is used by the MD&C Committee and independent members of the Board in evaluating Mr. Lawlor’s performance and setting the individual compensation elements comprising his total compensation opportunity.

Financial goals were measured using company and peer group financial information for the 2005 through 2007 period, as well as a mid-year evaluation of company financial performance against its plan and the performance projected for the balance of 2008. Operating goals were measured against plan targets and approved corporate goals for 2007 and performance through mid-year 2008 and projected performance for the balance of 2008. Strategic and qualitative goals were assessed based on accomplishments over the prior 12 month period and projected for the next six months.

In making its most recent evaluation, the MD&C Committee considered that for the 2005-2007 time period we showed positive performance relative to our peer group on financial metrics having:

•	outperformed the peer group for one and three year compound annual revenue growth, delivering 47% and 47%, respectively, versus 10% and 12% for the peer group,

•	outperformed the peer group one and three year compound annual earnings before interest, taxes, depreciation and amortization growth, delivering 59% and 63%, respectively, versus 16% and (1)% for the peer group, and

•	outperformed the peer group for one and three year compound annual core net income growth, delivering 56% and 8%, respectively, versus 15% and (15)% for the peer group.

The MD&C Committee viewed the strong financial results for the 2005-2007 in light of several factors influencing our performance. It considered that revenue growth was positively impacted by a large, transforming acquisition, which increased our growth above already strong organic growth rates. It also considered that earnings measures were negatively impacted by short-term margin decreases associated with the acquisition and a cluster of large client departures. Most of these departures were related to our acquisitions or acquisition of the clients which, given our high fixed cost structure, disproportionately reduced earnings measures for a temporary period until equivalent revenue could be generated or cost structures realigned. The MD&C Committee noted that operating goals for the evaluation period were generally strong.

In reviewing mid-year actual and forecast balance of the year 2008 financial and operating performance, the MD&C Committee noted that both revenue and earnings performance were below the plan established for 2008. However, it considered that a substantial portion of this shortfall was due to a decline in interest rates and the impact that had on our revenue and earnings.

In addressing strategic and qualitative goals, the MD&C Committee recognized Mr. Lawlor for his continuing leadership, both in the Company and its industry. It noted that he had overseen the successful integration of the Internet Transaction Solutions acquisition, delivered several key new products and infrastructure upgrades during the period and continued to address organizational scale. They noted, however, that he and the Chief Financial Officer had not remediated the material weaknesses in the Company’s financial controls.

Based on its July 2008 evaluation of the Company’s absolute and comparative performance, the MD&C Committee determined that it would leave Mr. Lawlor’s compensation structure and targets unchanged for the upcoming year even though his compensation remained below competitive benchmarks. For full year 2008, Mr. Lawlor received 79% of his annual cash base salary after exchanging 21% of that salary for equity to further ensure our financial health and align his interests with those of stockholders. Under our Annual Incentive Plan, he earned 65% of his target bonus, reflecting our performance against our revenue and earnings goals for the period. However, as all bonus payouts were made in equity granted on January 2, 2008, and as the market price of our stock fell approximately 75% between the issuance of that equity and its vesting, Mr. Lawlor’s earned shares had a market value of only about 16% of their original issue value as of the date of vesting. In total, the cash and market value the Chief Executive Officer’s 2008 annual compensation was approximately 58% of his target. Including the market value of long-term incentive compensation granted during 2008, and assuming full vesting of performance-based shares, the cash and market value the Chief Executive Officer’s 2008 total direct compensation was approximately 37% of his target.

In February 2009, the MD&C Committee again asked Watson Wyatt to provide a pay-for-performance analysis, which concluded that executive compensation, including that for Mr. Lawlor, was still below peer group compensation for comparable performance. The following summarizes the conclusions of the Watson Wyatt analysis for each Online Resources compensation element and total compensation relative to the peer group.

	Annual Base	Annual	Long-Term Equity	Total
	Salary	Bonus	Incentive Compensation	Compensation
Chief Executive Officer	Lowest	Lowest	16th percentile	Lowest
Other Named Executive Officers	Lowest	Lowest	9th percentile	Lowest

Subsequent to Mr. Lawlor’s last annual evaluation and the February 2009 Watson Wyatt analysis, management and the MD&C Committee noted further deterioration in interest rates and other market factors. As a part of managing within this environment and further aligning his interest with those of stockholders, the MD&C Committee On the basis of that review, the MD&C Committee recommended and the Board approved the following additional actions with respect to Mr. Lawlor’s compensation:

•	a 5% reduction in his base salary effective February 1, 2009,

•	the issuance of his equity under our Annual compensation Plan at a 16% premium to the market price on the date of grant rather than at the market price, and

•	a 30% reduction to his long-term incentive plan target, with those shares also being issued at a 16% premium to the market price of our stock on the date of grant.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the fiscal year ended December 31, 2008.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)	($)	($)	($)

Matthew P. Lawlor	2008	$350,216	$—	$338,492	$246,309	$—	$—	$—	$935,017
Chairman & Chief	2007	$332,807	$—	$191,199	$95,584	$—	$—	$—	$619,590
Executive Officer	2006	$299,583	$—	$86,490	$123,663	$49,640	$—	$—	$559,376
Raymond T. Crosier	2008	$255,225	$—	$121,872	$94,106	$—	$—	$—	$471,203
President and Chief	2007	$252,417	$—	$111,147	$61,224	$—	$—	$—	$424,788
Operating Officer	2006	$238,333	$—	$55,950	$80,830	$36,625	$—	$—	$411,738
Catherine A. Graham	2008	$235,265	$—	$93,325	$79,816	$—	$—	$—	$408,406
Executive Vice President,	2007	$232,409	$—	$87,918	$49,054	$—	$—	$—	$369,381
Chief Financial Officer and	2006	$220,946	$—	$33,805	$74,633	$34,000	$—	$—	$363,384
Treasurer

(1)	During 2008, Mr. Lawlor, Mr. Crosier and Ms. Graham elected to forego a portion of their cash salaries equal to $74,375, $42,500 and $39,169, respectively, in return for stock awards. The fair values of these stock awards are included in the Grant of Plan-Based Awards table.

(2)	The value shown for option and stock awards is equal to the amount recognized in our statement of operations per SFAS No. 123(R). See our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006 for complete descriptions of the assumptions made in the valuation of the option and stock awards.

Grant of Plan-Based Awards

The following table summarizes the plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2008. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table that follows.

								All Other	All Other
								Stock	Option
								Awards:	Awards:			Grant Date
		Estimated Future Payouts						Number of	Number of	Exercise or		Fair Value
		Under Non-Equity			Estimated Future Payouts Under			Shares of	Securities	Base Price	Closing	of Stock
		Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option	Price on	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)	($)

Matthew P. Lawlor	1/2/2008	—	—	—	—	—	—	—	58,674	$12.01	$12.01	$360,006
Matthew P. Lawlor	2/29/2008	—	—	—	—	—	—	—	23,629	$10.24	$10.24	$120,005
Catherine A. Graham	1/2/2008	—	—	—	—	—	—	—	12,224	$12.01	$12.01	$75,003
Catherine A. Graham	2/29/2008	—	—	—	—	—	—	—	4,923	$10.24	$10.24	$25,002
Raymond T. Crosier	1/2/2008	—	—	—	—	—	—	—	14,669	$12.01	$12.01	$90,005
Raymond T. Crosier	2/29/2008	—	—	—	—	—	—	—	5,908	$10.24	$10.24	$30,005
Raymond T. Crosier	1/2/2008	—	—	—	—	—	—	7,494	—	$—	$12.01	$90,003
Raymond T. Crosier	1/2/2008	—	—	—	7,962	15,925	23,887	—	—	$—	$12.01	$286,883
Raymond T. Crosier	2/29/2008	—	—	—		—	—	2,930	—	$—	$10.24	$30,003
Raymond T. Crosier	2/29/2008	—	—	—	1,465	5,860	8,790	—	—	$—	$10.24	$90,010
Raymond T. Crosier	10/11/2008	—	—	—	—	—	—	7,311	—	$—	$4.36	$31,876
Raymond T. Crosier	11/10/2008	—	—	—	—	—	—	3,125	—	$—	$3.4	$10,625
Catherine A. Graham	1/2/2008	—	—	—	—	—	—	6,245	—	$—	$12.01	$75,002
Catherine A. Graham	1/2/2008	—	—	—	5,870	11,741	17,611	—	—	$—	$12.01	$211,508
Catherine A. Graham	2/29/2008	—	—	—		—	—	2,442	—	$—	$10.24	$25,006
Catherine A. Graham	2/29/2008	—	—	—	1,221	4,883	7,325	—	—	$—	$10.24	$75,008
Catherine A. Graham	10/11/2008	—	—	—	—	—	—	6,738	—	$—	$4.36	$29,378
Catherine A. Graham	11/10/2008	—	—	—	—	—	—	2,881	—	$—	$3.4	$9,795
Matthew P. Lawlor	1/2/2008	—	—	—	—	—	—	29,976	—	$—	$12.01	$360,012
Matthew P. Lawlor	1/2/2008	—	—	—	14,571	29,143	43,714	—	—	$—	$12.01	$525,005
Matthew P. Lawlor	2/29/2008	—	—	—		—	—	11,719	—	$—	$10.24	$120,003
Matthew P. Lawlor	2/29/2008	—	—	—	5,860	23,438	35,157	—	—	$—	$10.24	$360,008
Matthew P. Lawlor	10/11/2008	—	—	—	—	—	—	15,052	—	$—	$4.36	$65,627
Matthew P. Lawlor	11/10/2008	—	—	—	—	—	—	2,574	—	$—	$3.4	$8,752

On December 10, 2008, the Company modified certain performance factors of its 2008 Bonus Plan, under which Mr. Lawlor, Mr. Crosier and Ms. Graham had received equity awards. At that time, the MD&C Committee approved the modifications to the plan. These modifications were made to adjust for the significant interest rate decline that occurred during the year. As interest rate declines were beyond the control of management and also disproportionately impacted a portion of the participants, the MD&C Committee adjusted revenue and core earnings targets by approximately half of the net interest rate decline impact during the year in order to make bonus payouts more equitable.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option and stock awards held by our named executive officers at December 31, 2008.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:					Number of	Value of
			Number of				Market	Unearned	Unearned
	Number of	Number of	Securities				Value of	Shares,	Shares,
	Securities	Securities	Underlying			Number of	Shares or	Units or	Units or
	Underlying	Underlying	Unexercised	Option		Shares or	Units of	Other	Other
	Unexercised	Unexercised	Unearned	Exercise	Option	Units That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Options	Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	Vested(2)	Vested	Vested(3)	Vested

Matthew P. Lawlor	50,000	—	—	$14.06	6/4/2009	56,517	$267,891	35,992	$170,602
Matthew P. Lawlor	33,476	14,347	—	$3.06	1/11/2011
Matthew P. Lawlor	82,524	—	—	$2.3	1/1/2012
Matthew P. Lawlor	80,482	26,826	—	$2.86	2/15/2012
Matthew P. Lawlor	18,750	—	—	$3.05	6/4/2009
Matthew P. Lawlor	8,000	—	—	$6.21	12/11/2013
Matthew P. Lawlor	18,750	—	—	$4.4	6/4/2013
Matthew P. Lawlor	9,300	—	—	$8.59	12/31/2014
Matthew P. Lawlor	10,126	—	—	$11.05	12/30/2015
Matthew P. Lawlor	10,602	5,301	—	$11.05	1/1/2013
Matthew P. Lawlor	7,972	15,944	—	$9.7	1/16/2014
Matthew P. Lawlor	—	58,674	—	$12.01	1/2/2015
Matthew P. Lawlor	—	23,629	—	$10.24	2/28/2015
Raymond T. Crosier	35,000	—	—	$14.06	6/4/2009	19,684	$93,302	18,926	$89,709
Raymond T. Crosier	28,853	11,954	—	$3.06	1/11/2011
Raymond T. Crosier	72,815	—	—	$2.3	1/1/2012
Raymond T. Crosier	46,227	15,408	—	$2.86	2/15/2012
Raymond T. Crosier	16,250	—	—	$3.05	6/4/2009
Raymond T. Crosier	7,000	—	—	$6.21	12/11/2013
Raymond T. Crosier	16,250	—	—	$4.4	6/4/2013
Raymond T. Crosier	8,000	—	—	$8.59	12/31/2014
Raymond T. Crosier	7,498	—	—	$11.05	12/30/2015
Raymond T. Crosier	6,859	3,429	—	$11.05	1/1/2013
Raymond T. Crosier	4,646	9,291	—	$9.7	1/16/2014
Raymond T. Crosier	—	14,669	—	$12.01	1/2/2015
Raymond T. Crosier	—	5,908	—	$10.24	2/28/2015
Catherine A. Graham	54,761	48,641	—	$3.2	3/18/2012	15,979	$75,740	13,902	$65,895
Catherine A. Graham	45,000	—	—	$3.2	3/18/2009
Catherine A. Graham	6,000	—	—	$6.21	12/11/2013
Catherine A. Graham	6,000	—	—	$8.59	12/31/2014
Catherine A. Graham	6,955	—	—	$11.05	12/30/2015
Catherine A. Graham	4,144	2,072	—	$11.05	1/1/2013
Catherine A. Graham	3,773	7,544	—	$9.7	1/16/2014
Catherine A. Graham	—	12,224	—	$12.01	1/2/2015
Catherine A. Graham	—	4,923	—	$10.24	2/28/2015

(1)	The following number of stock options vest on the following dates:

Matthew P. Lawlor		Raymond T. Crosier		Catherine A. Graham
Number of Options	Vest Date	Number of Options	Vest Date	Number of Options	Vest Date

40,708	1/1/2009	11,954	1/11/2009	11,560	1/1/2009
14,347	1/11/2009	7,704	2/15/2009	8,500	3/18/2009
13,413	2/15/2009	7,704	2/15/2010	40,141	3/18/2010
35,406	1/1/2010	14,935	1/1/2009	9,488	1/1/2010
13,413	2/15/2010	11,504	1/1/2010	5,715	1/1/2011
27,434	1/1/2011	6,858	1/1/2011

(2)	The following number of shares vest on the following dates:

Matthew P. Lawlor		Raymond T. Crosier		Catherine A. Graham
Number of Shares	Vest Date	Number of Shares	Vest Date	Number of Shares	Vest Date

24,298	1/1/2009	10,158	1/1/2009	8,095	1/1/2009
18,321	1/1/2010	6,052	1/1/2010	4,989	1/1/2010
13,898	1/1/2011	3,474	1/1/2011	2,895	1/1/2011

(3)	The following number of incentive plan shares vest on the following dates:

Matthew P. Lawlor		Raymond T. Crosier		Catherine A. Graham
Number of Shares	Vest Date	Number of Shares	Vest Date	Number of Shares	Vest Date

6,715	1/1/2009	4,344	1/1/2009	2,625	1/1/2009
14,571	3/1/2009	7,962	3/1/2009	5,870	3/1/2009
8,846	3/1/2010	5,155	3/1/2010	4,186	3/1/2010
5,860	3/1/2011	1,465	3/1/2011	1,221	3/1/2011

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options and vesting of restricted stock units for our named executive officers during the fiscal year ended December 31, 2008.

			Stock Awards
	Option Awards		Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized on
	Acquired on	Exercise	Vesting	Vesting
Name	Exercise (#)	($)	(#)	($)

Matthew P. Lawlor	67,741	$479,686	34,107	$248,500
Raymond T. Crosier	43,544	$309,387	20,106	$146,198
Catherine A. Graham	—	—	16,293	$110,191

Pension Benefits

The table disclosing the actuarial present value of our named executive officers accumulated benefit under defined benefits plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each named executive officer during the year is omitted because we do not have a defined benefit plan for named executive officers. The only retirement plans available to named executive officers in 2008 were our qualified 401(k) savings and retirement plan, which is available to all employees.

Non-Qualified Deferred Compensation

The table disclosing contributions to non-qualified defined contributions and other deferred compensation plans, and each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans is omitted because we had no non-qualified deferred compensation plans or benefits for named executive officers or other employees in 2008.

Change-in-Control Arrangements

Under our 2005 Restricted Stock and Option Plan, with respect to grants made before January 1, 2010, the grants to all employees who were employed for at least two years prior to a change of control vest upon a change of control. For all other employees, their grants under this plan shall vest upon the one year anniversary of the change of control or as to any of such employees whose employment is terminated prior to such anniversary, upon the date of termination. With respect to grants made after December 31, 2009, in the event of a change of control grants to any employee will vest upon termination of the employee’s employment if such termination was by the Company other than for cause or by the employee for good reason and if such termination occurs on or before the first anniversary of a change of control. Please also refer to our prior discussion in the “Potential Payments Upon Termination or Change in Control” section of this document.

Director Compensation

Each non-employee Director receives a one-time option to purchase shares of common stock with a fair market value of $39,000 (with an exercise price at the fair market value of the common stock at the time of grant) at the beginning of his or her initial term. The stock option vests annually over three years. Additionally, each non-employee Director receives annually (i) a fee of $29,240, (ii) an additional fee of $2,500 for each Board Committee on which he or she serves as the Chairperson, (iii) an additional fee of $1,250 if he or she serves on the Audit Committee, (iv) an option to purchase shares of common stock with a fair market value of $38,760, (v) an additional option to purchase shares of common stock with a fair market value of $2,500 for each Board Committee on which he serves as the Chairperson, and (vi) an additional option to purchase shares of common stock with a fair market value of $1,250 if he or she serves on the Audit Committee. The cash fees are paid in quarterly installments. The stock options are granted at the beginning of each annual term with an exercise price at the fair market value of the common stock at the time of grant, and they vest over the course of one year. We reimburse Directors for expenses they incur in connection with attending Board and Committee meetings. The employee director and the appointed designee of the holders of our Series A-1 Preferred Stock do not receive any compensation for their participation in Board or Committee meetings.

During 2008, the Directors elected to forego a percentage of the portion of their compensation that is paid in cash in return for stock awards. The fair values of these stock awards are included in the table below.

The following table summarizes the cash, equity awards and other compensation earned, paid or awarded to each of our independent Directors during the fiscal year ended December 31, 2008.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)	($)(1)	($)(2)(3)	($)	($)	($)	Total ($)

Stephen S. Cole	$19,650	$12,633	$39,493	$—	$—	$—	$71,776
Michael H. Heath	$18,900	$13,638	$36,129	$—	$—	$—	$68,667
Debra A. Janssen(4)	$6,050	$—	$27,660	$—	$—	$—	$33,710
Michael E. Leitner	$—	$—	$—	$—	$—	$—	$—
Janey A. Place	$—	$11,632	$23,351	$—	$—	$—	$34,983
J. Heidi Roizen	$—	$12,633	$23,351	$—	$—	$—	$35,984
Ervin R. Shames	$18,900	$12,633	$36,129	$—	$—	$—	$67,662
Joseph J. Spalluto	$17,400	$13,638	$33,624	$—	$—	$—	$64,662
William H. Washecka	$19,650	$13,136	$37,383	$—	$—	$—	$70,169
Barry D. Wessler	$19,650	$13,136	$37,383	$—	$—	$—	$70,169

(1)	The grant date fair values of stock awards granted to Directors during 2008 is as follows:

Total
Grant Date
Name	Fair Value

Stephen S. Cole	$12,633
Michael H. Heath	$13,638
Janey A. Place	$11,632
J. Heidi Roizen	$12,633
Ervin R. Shames	$12,633
Joseph J. Spalluto	$13,638
William H. Washecka	$13,136
Barry D. Wessler	$13,136

(2)	As of December 31, 2008, the number of aggregate shares underlying outstanding option awards held by the Directors is as follows:

Option Awards
Name	Outstanding

Stephen S. Cole	22,431
Michael H. Heath	51,963
Janey A. Place	20,063
J. Heidi Roizen	20,063
Ervin R. Shames	42,220
Joseph J. Spalluto	45,334
William H. Washecka	27,753
Barry D. Wessler	23,740

(3)	The grant date fair values of option awards granted to Directors during 2008 is as follows:

Total Grant
Name	Date Fair Value

Stephen S. Cole	$42,753
Michael H. Heath	$41,502
Janey A. Place	$78,002
J. Heidi Roizen	$78,002
Ervin R. Shames	$41,502
Joseph J. Spalluto	$39,001
William H. Washecka	$42,753
Barry D. Wessler	$42,753

(4) Resigned on March 7, 2008.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT
AND COMPENSATION COMMITTEE

Ervin R. Shames, Chairman
Stephen S. Cole
John A. Dorman
Edward H. Horowitz
Joseph J. Spalluto

PROPOSAL 1

AMENDMENT OF THE AMENDED AND RESTATED 2005 RESTRICTED STOCK AND OPTION PLAN

We propose amending Section 5.1 of the Amended and Restated 2005 Plan to (i) increase the number of shares reserved under the plan from 3.5 million to 4.3 million and (ii) increase the number of permitted “full value awards” under the plan from 2.625 million to 3.425 million.

Increase in Authorized Plan Shares

Equity is a key component in our ability to attract, motivate and retain high quality employees. To date, we have granted performance-vested restricted stock units, time-vested restricted stock units and time-vested options representing 2.9 million of our 3.5 million authorized shares. The remaining 0.6 million authorized shares are not sufficient for us to continue our program of making the equity grants that we believe align management and stockholder interests.

The decline in our share price during the recent economic downturn caused us to grant more shares in 2009 than we had anticipated. We are only requesting additional shares sufficient to meet our short-term needs as we would rather come back to stockholders in 2010 than ask stockholders to commit to additional dilution now. Additionally, we intend to make the following two changes to our equity compensation structure for 2010 to further minimize dilution and burn rate:

•	All Equity Grants to be Made as Restricted Stock Units to Minimize Dilution and Burn Rate.

•	Increase the Percentage of Performance-Based Grants.

The Board of Directors has approved, and recommends that the stockholders approve, an amendment to Section 5.1 of the Amended and Restated 2005 Plan to increase the number of shares reserved under the Amended and Restated 2005 Plan by 0.8 million shares, from 3.5 million to 4.3 million shares. The Board has also approved, and recommends that the stockholders approve, that the entire increase be permitted to be “full value awards” (awards other than options or stock appreciation rights) so that the Company has the near-term ability to minimize dilution to stockholders. We believe that stockholders should approve the requested share increase for the following reasons:

•	Our Compensation Philosophy Emphasizes Stock Ownership.

•	A Meaningful Portion of Management Compensation is Performance Based.

•	Our Management Compensation is the Lowest Among its Peer Group and the Use of Equity has Allowed us to Moderate Compensation Levels.

•	We Have Already Adjusted Compensation to Reflect Market Conditions.

•	We Maintain a Stockholder-Friendly Equity Compensation Plan that:

•	Has a “Double-Trigger” for Acceleration of Vesting upon Change in Control for grants after December 31, 2009.

•	Prohibits the Reuse of Shares.

•	Prohibits “Reload” Options.

•	Prohibits Repricing or Discounted Awards.

•	Requires Minimum Vesting Periods.

•	Requires Stockholder Approval for Material Plan Amendments.

•	Prohibits the Payment of Dividends on Unvested Performance-Based Awards.

•	Is Administered Solely by Independent Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED 2005 RESTRICTED STOCK AND OPTION PLAN TO (i) INCREASE THE NUMBER OF AUTHORIZED SHARES SUBJECT TO THE PLAN FROM 3.5 MILLION TO 4.3 MILLION AND (ii) INCREASE THE NUMBER OF PERMITTED “FULL VALUE AWARDS” UNDER THE PLAN FROM 2.625 MILLION TO 3.425 MILLION UNDER PROPOSAL 1 ON THE PROXY CARD.

DESCRIPTION OF THE AMENDED AND RESTATED 2005 PLAN

At our May 4, 2005 Annual Meeting, our stockholders approved the 2005 Restricted Stock and Option Plan (the “2005 Plan”). The continuing purpose of the 2005 Plan is to provide compensation and incentives to our eligible employees and independent directors. The 2005 Plan was amended at our May 21, 2008 Annual Meeting to increase the number of shares reserved under the plan from 1.7 million to 3.5 million, and was further amended by the Board of Directors on October 10, 2008 and October 23, 2009 (the “Amended and Restated 2005 Plan”). The Amended and Restated 2005 Plan containing all the prior amendments was filed as Exhibit 99.1 to our Form 8-K filed on October 27, 2009. This filing is incorporated herein by reference and this discussion of the Amended and Restated 2005 Plan is qualified in its entirety by reference to this filing.

Set forth below are brief descriptions of: (1) the types of Awards that can be granted and the material operative provisions of the Amended and Restated 2005 Plan; and (2) the Federal tax consequences to participants and to the Company of the incentives provided under the Amended and Restated 2005 Plan.

Administration.  The Amended and Restated 2005 Plan is administered generally by the Compensation and Management Development Committee. With respect to awards made under the Amended and Restated 2005 Plan to non-employee directors, the Amended and Restated 2005 Plan is administered by the Governance Committee of the Company’s Board of Directors (the “Board”). The Amended and Restated 2005 Plan uses the term “Administrator” to refer to any appointed committee that administers the Amended and Restated 2005 Plan. The Administrator has broad discretion to make and modify awards, to document Awards and to construct and interpret the terms of the Amended and Restated 2005 Plan and any agreements setting forth the terms and conditions of an Award (“Award Agreements”).

Eligible Persons.  The Administrator has the discretion to grant Awards pursuant to the Amended and Restated 2005 Plan in order to promote the Company’s long-term growth and profitability by using the Awards to attract, retain and motivate selected directors, officers, employees, consultants, or other service providers.

Shares Available for Grants.  If the stockholders approve this proposal, the Amended and Restated 2005 Plan will reserve 4.3 million shares of the Company common stock for Awards. The shares available under the Amended and Restated 2005 Plan may be authorized but unissued common stock, or common stock reacquired by the Company. Subject to any required action by the Company’s stockholders, the number of shares covered by each outstanding Award, the number of shares available for Awards, the number of shares that may be subject to Awards to any one participant, and the price per share (if any) covered by each such outstanding Award will be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of common stock, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company other than the conversion of any convertible securities. These adjustments will be made by the Administrator, whose determination in that respect will be final.

Types of Awards.  The Amended and Restated 2005 Plan permits the Company to award stock options, stock appreciation rights (“SARs”), restricted shares or restricted units, or other performance awards, as described below.

Options.  Options to purchase shares of the Company’s common stock may be either incentive stock options (within the meaning of Section 422 of the Code) or nonqualified stock options (i.e., an option which does not qualify as an incentive stock option) (“Nonqualified Stock Options”). The per share purchase price (i.e., the “exercise price”) under each option is established by the Administrator at the time the option is granted and may not be less than 100% of the fair market value of a share on the date the option is granted (110% in the case of an incentive stock option grant to a ten-percent stockholder).

Each option granted will be for such term as the Administrator determines, but no option will be exercisable later than ten years after its grant date (five years in the case of an incentive stock option granted to a ten-percent stockholder, of which there are currently none). The exercise price of an option must be paid (i) in cash, (ii) by transferring shares (valued at fair market value as of the date the shares are tendered) owned for at least six months to the Company, or (iii) a combination of the foregoing, including any cashless exercise mechanism or promissory note, in each case, upon such terms and conditions as determined by the Administrator. Under applicable law, executive officers and directors are not eligible to exercise options with promissory notes.

Subject to stockholder approval for a broad-based buy-out offer, and subject to any other approval requirements that may apply (in either case, as the Administrator determines in its sole discretion), the Administrator may at any time offer to buy out an option in exchange for a payment in cash or shares, based on terms and conditions that the Administrator shall establish and communicate to the participant at the time the offer is made. In addition, subject to the foregoing approval requirements, if the fair market value for shares subject to an option is more than 50% below their option price for more than 30 consecutive business days, the Administrator may unilaterally terminate and cancel the option, either (i) by paying the participant, in cash or shares, not less than an amount based on the value of the vested portion of the option (referred to as the “Black-Scholes” value) or such other valuation methodology as the Administrator may adopt, or (ii) by making an irrevocable commitment to grant a new option on substantially the same terms as the cancelled option, on a certain date more than six months after the termination of the option, and subject to certain terms and conditions.

Stock Appreciation Rights.  Stock Appreciation Rights (“SARs”) may be granted to participants in connection with an option or independently of an option. A SAR permits the grantee to receive, upon exercise, shares equal in value to an amount determined by multiplying (i) the number of shares as to which such SAR is being exercised, by (ii) the excess (or some portion of the excess), if any, of the fair market value per share on the exercise date over the fair market value per share on the grant date of the SAR.

SARs may not vest sooner than over a three-year period, though the Administrator may impose greater vesting requirements or may provide for accelerated vesting in the case of a participant’s termination as a result of death, disability or retirement, or following a change of control.

The Administrator has the same discretion to buy out SARs as it has to buy out options, subject to stockholder approval for a broad-based buy-out offer and any other approval requirements that may apply (as determined by the Administrator in its sole discretion).

Restricted Shares and Restricted Unit Awards.  Restricted shares are awards of shares of the Company’s common stock that the participant must return to the Company if his or her employment or other service with the Company terminates before the shares are vested. Restricted units awards are similar, but shares are not actually transferred to the participant until the vesting criteria are satisfied. As noted above restricted shares and restricted units that do not vest on the basis of the achievement of performance goals are subject to a minimum forfeiture period of three years, except that the Company may award restricted shares that vest more quickly if they are awarded as recruitment or retention incentives or if they are granted in lieu of salary otherwise currently payable in cash, provided that the fair market value of the stock granted is not more than the salary foregone in exchange for the shares.

Performance Awards.  The Administrator may grant performance-based Awards in the form of performance units that the Administrator may, or may not, designate as “Performance Compensation Awards” that are intended to be exempt from Code Section 162(m) limitations. In either case, performance units vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company, or any affiliate. Performance units are payable in shares, cash, or some combination of the two, subject to an individual participant limit of $7.5 million and 750,000 shares per performance period. The Administrator decides the length of performance periods, but the periods may not be less than one fiscal year of the Company.

If the Awards are Performance Compensation Awards, the Administrator will specify in the applicable Award Agreement the performance period to which the Award relates and an objective formula by which to measure whether and the extent to which the Award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the Performance Compensation Award may not be amended or modified in a manner that would cause the compensation payable under the Performance Compensation Award to fail to constitute performance-based compensation under Code Section 162(m).

The possible performance measures for Performance Compensation Awards include basic, diluted or adjusted earnings per share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total stockholder return; and product development, product market share, service quality, research, licensing, litigation, human resources, information services, mergers, acquisitions, and sales of assets of affiliates or business units. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Administrator) and, if permissible under the Amended and Restated 2005 Plan and applicable law, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from performance period to performance period, and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Limits on Individual Awards.  No participant may receive stock options, SARs or other awards for more than 750,000 shares or that provide a cash payment of more than $7,500,000 in any calendar year.

Agreements Evidencing Awards.  Each Award will be evidenced by a written Award Agreement that will contain such provisions as the Administrator (or a special committee designated by the Administrator) in its discretion deems necessary or desirable.

Conditions on Issuance of Shares.  The Administrator has the discretionary authority to impose, in Award Agreements, such restrictions on shares of common stock as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

In addition, the Administrator is not required to issue shares or deliver share certificates unless the issuance complies with applicable securities laws and other applicable conditions, and to that end may require that a participant make certain representations. If the Administrator determines that any consent is necessary as a condition of, or in connection with, the granting of any Award, the issuance or purchase of shares or other rights, or the taking of any other action pursuant to the Amended and Restated 2005 Plan, then the actions will not be taken until the consent has been satisfied.

Amendment and Termination of the Plan; Modification of Awards.  Subject to the stockholder approval requirements described above, the Board of Directors may at any time amend or modify the Amended and Restated 2005 Plan. In addition, the Board of Directors may, with respect to any shares at the time not subject to Awards, suspend or terminate the Amended and Restated 2005 Plan. The Administrator may modify an Award, provided that no modification to such Award shall materially reduce the participant’s rights as determined by the Administrator. No amendment, suspension or termination of the Amended and Restated 2005 Plan or an Award Agreement can, however, alter or impair any rights or obligations under any Award previously granted, without the consent of any affected participant. Unless terminated earlier as provided above, the Amended and Restated 2005 Plan will terminate in April of 2018.

Merger, Sale or other Change of Control.  Unless the Award Agreement provides differently or unless any party to the merger, consolidation, or sale or transfer of the Company assets assumes the Company’s obligations with respect to Awards under the Amended and Restated 2005 Plan, the unvested portion of Awards made after December 31, 2009 vest in the event the participant’s employment is terminated by the Company without “Cause” or by the participant with “Good Reason” within 12 months following a change of control of the Company. (Awards made before January 1, 2010 are subject to more generous vesting provisions in the case of a change in control; however, the Company does not intend to make any Awards before 2010 from shares not currently authorized for issuance under the Plan.) Unless the Award Agreement provides differently, upon any liquidation or dissolution of the Company as provided in the Amended and Restated 2005 Plan, all of the rights to any portion of unvested Awards will end, and the Awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

Tax Withholding.  Before any transfer of shares pursuant to the Amended and Restated 2005 Plan, the participant must satisfy any federal, state, local or foreign withholding tax obligations that may arise in connection with an Award or the issuance of shares. In the absence of any other arrangement, an employee will be deemed to have directed the Company to withhold or collect from his or her compensation the amount necessary to satisfy any tax withholding obligations from the next payroll payment otherwise payable. A participant may satisfy his or her minimum statutory tax withholding obligations by any one or a combination of the following methods that the

Administrator may approve in its discretion (i) in cash, (ii) delivering to the Company shares registered in the participant’s name that have a fair market value equal to the amount required to be withheld, or (iii) having the Company retain (or refrain from issuing) a number of shares to be awarded that have a fair market value equal to the amount of tax to be withheld.

Nontransferability.  Awards may not be sold, pledged, assigned, hypothecated, transferred, or otherwise encumbered or disposed of other than by will or by laws of descent or distribution, and except as specifically provided in the Amended and Restated 2005 Plan or the applicable Award Agreement. To the extent provided in an Award Agreement or an amendment thereto, participants may transfer Awards (other than incentive stock options) to immediate family members or trusts under specified circumstances.

Financial Effects of Awards.  The Company will receive no monetary consideration for the granting of options and SARs. It will receive no monetary consideration other than the purchase price, if any, paid for common stock purchased upon the exercise of options. Cash proceeds from the sale of common stock issued pursuant to the exercise of options will be added to the general funds of the Company to be used for general corporate purposes. Under the intrinsic value method that the Company follows under applicable accounting standards, recognition of compensation expense is required when options are granted, only to the extent of any excess of the fair market value of the common stock on the date the Award is granted over the exercise price associated with the option. This excess (if any) would be expensed over any vesting period.

The granting of SARs will require charges to earnings of the Company based on the amount of the appreciation, if any, in the market price of the common stock to which the SARs relate over the exercise price of those shares. Prior to the exercise of SARs, increases or decreases in the market price of common stock result in charges or benefits to earnings. If the market price of the common stock declines subsequent to a charge against earnings due to the appreciation in the common stock subject to SARs, the amount of the decline will reverse prior charges against earnings (but not by more than the aggregate of prior charges).

The Company will receive no monetary consideration for the granting of options and SARs. In addition, the Company will receive no monetary consideration other than the purchase price, if any, paid for shares. Cash proceeds from the sale of common stock issued pursuant to the purchase of shares will be added to the general funds of the Company to be used for general corporate purposes. Under the intrinsic value method that the Company follows under applicable accounting standards, recognition of compensation expense is required when restricted shares Awards are granted, with the excess of the fair market value of the common stock on the date the Award is granted over the price paid (if any) being expensed over any vesting period.

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to all our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column)

Equity compensation plans approved by security holders	1,834,666	$5.14	2,074,331
Equity compensation plans not approved by security holders	1,902,863	$4.56	—

Federal Income Tax Consequences

The following is a description of the federal income tax consequences that the Company expects (based on current tax laws, rules, and interpretations) with respect to Awards under the Amended and Restated 2005 Plan.

Date of Grant.  In general, an optionee will not recognize taxable income upon grant of an option or SAR, and the Company will not be entitled to any business expense deduction with respect to the grant. The recipient of an Award will not recognize taxable income upon its grant, unless he or she receives a distribution of restricted shares and makes a timely election under Code Section 83(b). The grant will not entitle the Company to a current tax deduction, though a deduction will be available if and to the extent a participant makes and 83(b) election.

Subsequent Distribution of Unrestricted Shares.  Whenever the Company transfers unrestricted shares of common stock to a participant, the participant will recognize ordinary income equal to the fair market value of the property transferred. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the Award holder.

Exercise of Incentive Stock Option.  An optionee will not recognize ordinary income upon the exercise of an incentive stock option; however, the excess of the fair market value on the date of the exercise of the shares received over the exercise price of shares will be treated as an adjustment to alternative minimum taxable income. For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the optionee generally must be an employee from the date of the grant through the date three months before the date of exercise, except in the case of death or disability, in which cases special rules apply.

Sale of Shares Purchased with Incentive Stock Option.  If the optionee has held the shares acquired upon exercise of an incentive stock option for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the optionee, the difference, if any, between the sale price of the shares and the exercise price of the option will be treated as long-term capital gain or loss. If the optionee does not satisfy these holding period requirements, the optionee will recognize ordinary income at the time of the disposition of the shares, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of gain realized, if any, will be long-term or short-term capital gain, depending on whether the shares were sold more than one year after the option was exercised. If the optionee sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the exercise price of the option. Subject to the discussion below with respect to Section 162(m) of the Code, the Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

Exercise of Nonqualified Stock Options.  Upon the exercise of a nonqualified stock option, an optionee will generally recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the option (special rules may apply in the case of an optionee who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). If the Company complies with applicable withholding requirements, the Company will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. In general, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the grantee upon exercise of a nonqualified stock option (subject to the discussion below with respect to Section 162(m) of the Code).

Stock Appreciation Rights.  In general, a participant to whom a SAR is granted will recognize no income at the time of the grant of the SAR. Upon exercise of a SAR, the participant must recognize taxable compensation income in an amount equal to the value of any shares that the participant receives. In general, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the grantee upon exercise of the SAR (subject to the discussion below with respect to Section 162(m) of the Code).

Restricted Shares, Restricted Units and Performance Awards.  In general, a participant will not recognize income at the time of grant of restricted shares, restricted units or performance awards, unless the participant elects with respect to restricted shares or restricted units to accelerate income taxation to the date of the Award. In this event, a participant would recognize ordinary income equal to the excess of the market value of the restricted shares over any amount the participant pays for them (in which case subsequent gain or loss would be capital in nature). In the absence of an election to accelerate income taxation to the date of an Award, a participant must recognize taxable compensation income equal to the value of any cash or unrestricted shares that the participant receives. The same tax consequences apply to performance awards.

Special Tax Provisions.  Under certain circumstances, the accelerated vesting, cash-out, or the accelerated lapse of restrictions on Awards in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the participant may be subject to a 20% excise tax on excess parachute payments and the Company may be denied a tax deduction with respect to such amounts.

Section 162(m) of the Code and the regulations thereunder generally would disallow the Company a federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers to the extent such compensation paid to any of such individuals exceeds one million dollars in any year. Section 162(m) generally does not disallow a deduction for payments of qualified “performance-based compensation” the material terms of which have been approved by stockholders. The Company intends that the compensation attributable to certain Awards granted under the Amended and Restated 2005 Plan will be qualified “performance-based compensation.”

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the 2009 Special Meeting. If any other business is properly brought before the 2009 Special Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

To be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2010, a stockholder proposal must be received by the Secretary at our principal executive offices not later than November 16, 2009. Any such proposal will be subject to rules and regulations under the Securities Exchange Act of 1934, as amended.

Our Bylaws provide an advance notice procedure for a stockholder to properly bring a proposal before, or nominate directors for election at, an annual meeting. The stockholder must give timely written notice to the Secretary of Online Resources Corporation. To be timely, a stockholder notice of the proposal must be delivered or mailed to and received at our principal executive office not less than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice of the proposal by the stockholder must be received not later than the close of business on the tenth day following the date on which notice to stockholders of such annual meeting date was mailed or such public disclosure was made. Proposals received after such date will not be voted on at such annual meeting. If a proposal is received before that date, the proxies that management solicits for such annual meeting may still exercise discretionary voting authority on the stockholder proposal under circumstances consistent with the proxy rules of the SEC.

Chantilly, Virginia
October 29, 2009

ONLINE RESOURCES CORPORATION
4795 MEADOW WOOD LANE
CHANTILLY,VA 20151
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

1.
Proposal to amend Online Resources’ Amended and Restated 2005 Restricted Stock and Option Plan to increase the number of shares reserved under the plan from 3.5 million to 4.3 million, and increase the number of permitted “full value awards” under the plan from 2.625 million to 3.425 million.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SPECIAL MEETING OF STOCKHOLDERS OF
ONLINE RESOURCES CORPORATION
November 24, 2009
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

ONLINE RESOURCES CORPORATION PROXY
FOR SPECIAL MEETING OF STOCKHOLDERS To be
held on November 24, 2009
This Proxy is Solicited by the Board of Directors of Online Resources Corporation
The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 29, 2009 in connection with the 2009 Special Meeting of Stockholders to be held on Tuesday, November 24, 2009, at 2:00 P.M. Eastern Daylight Time, at Online Resources Corporation’s headquarters, located at 4795 Meadow Wood Lane, Chantilly, VA 20151, and hereby appoints Matthew P. Lawlor and Catherine A. Graham, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Online Resources Corporation that are registered in the name provided in this Proxy and that the undersigned is entitled to vote at the 2009 Special Meeting of Stockholders, and at any adjournments of the meeting, with all the powers that undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposal set forth in this Proxy.
      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL NOT BE VOTED.
Continued and to be signed on reverse side